EXHIBIT 3.2(B):   AMENDMENTS TO BYLAWS OF THE COMPANY

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         The following resolution was adopted by the Board of Directors of the
Company on February 17, 1999:

         RESOLVED, that, subject to the closing of the merger with Northside Bank of Tampa, Section 3.03 of the Company's By-laws be amended, effective on the day after such closing, by deleting the first sentence thereof in its entirety and substituting the following therefor:

         The Board of Directors shall consist of twenty directors.

         The amendment set forth above was effective on February 27, 1999.